Exhibit 5.1

June 25, 2026

i-80 Gold Corp.

150 York Street, Suite 1802

Toronto, Ontario M5H 3S5

Attention: Office of the General Counsel

Dear Sirs/Mesdames:

Re:	i-80 Gold Corp. – Issuance of Common Shares pursuant to Registration Statement on Form S-3 (File No. 333-286531) and on Form S-3MEF (File No. 333-287243) and Prospectus Supplement

We have acted as Canadian counsel to i-80 Gold Corp. (the “Company”) in connection with the issuance by the Company of 3,453,237 common shares (the “Common Shares”) in the capital of the Company to Vox Royalty Corp., as nominee of Vox Royalty Cayman SEZC (the Common Shares so issued, the “Settlement Shares”), pursuant to the terms of the Offtake Termination and Settlement Agreement among the Company, Vox Royalty Cayman SEZC and Vox Royalty Corp. dated as of June 25, 2026 (the “Agreement”).

The Settlement Shares are being offered and issued pursuant to the Company’s effective registration statement on Form S-3 (File No. 333-286531) and on Form S-3MEF (File No. 333-287243) filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) and the rules and regulations of the Commission (the “Rules and Regulations”), which registration statement was effective upon filing. Such registration statement at any given time, including the base prospectus of the Company dated May 7, 2025 contained therein, as amended to such time, including any exhibits and all documents incorporated by reference therein, and the documents otherwise deemed to be a part thereof or included therein by the U.S. Securities Act and the Rules and Regulations, is referred to herein as the “Registration Statement”, and is supplemented by a prospectus supplement relating to the Settlement Shares to be filed with the Commission pursuant to Rule 424(b) under the U.S. Securities Act (the “Prospectus Supplement”). Capitalized terms used in this opinion that we do not define have the meanings given to them in the Agreement.

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies or facsimile transmissions. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the legal, valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials. We have not undertaken any independent investigation to verify the accuracy or completeness of any of the foregoing assumptions.

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For purposes of this opinion letter, we have also assumed that the Settlement Shares will be issued and sold in compliance with applicable United States federal and state securities laws and in the manner stated in the Agreement, the Registration Statement and the Prospectus Supplement.

Our opinion below is expressed only with respect to the laws of the Province of British Columbia and the federal laws of Canada applicable therein in effect on the date of this opinion (the “Jurisdiction”). We express no opinion as to the laws of any other jurisdiction, domestic or foreign. Any reference to the laws of a Jurisdiction includes the laws of Canada that apply in the Jurisdiction. We have no responsibility or obligation to: (i) update this opinion, (ii) take into account or inform the addressee or any other person of any changes in law, facts or other developments subsequent to this date that do or may affect the opinions we express, or (iii) advise the addressee or any other person of any other change in any matter addressed in this opinion. Nor do we have any responsibility or obligation to consider the applicability or correctness of this opinion to any person other than the addressee.

Where our opinion refers to the Settlement Shares being issued as “fully paid and non-assessable”, such opinion assumes that all consideration for the Settlement Shares contemplated by the Agreement has been or will be received by the Company prior to or concurrently with the issuance of the Settlement Shares, and we express no opinion as to the adequacy of any such consideration.

Based on the above, and subject to the qualifications below, we are of the opinion that the Settlement Shares have been duly authorized for issuance and, when issued and delivered by the Company to Vox Royalty Corp. in accordance with the terms of the Agreement, will be validly issued as fully paid and non-assessable Common Shares in the capital of the Company.

This opinion is being furnished to you in connection with the issuance and registration of the Settlement Shares and is solely for the benefit of the addressee. It may not be relied upon by, or quoted, in whole or in part, or otherwise referred to or used by or for the benefit of, any other person, or used for any other purpose, without our prior written consent, except as expressly provided below. Notwithstanding the foregoing, we hereby consent to the filing of this opinion with the Commission as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the issuance of the Settlement Shares and to the incorporation by reference of this opinion into the Registration Statement, and we consent to being named under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the U.S. Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours truly,

/s/ Stikeman Elliott LLP